Registration No. 333-_____
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                             THE COCA-COLA COMPANY
             (Exact name of registrant as specified in its charter)

                   Delaware                       58-0628465
        (State or other jurisdiction of         (I.R.S. Employer
        incorporation or organization)        Identification No.)

                              One Coca-Cola Plaza
                             Atlanta, Georgia 30313
         (Address, including zip code, of principal executive offices)

             The Coca-Cola Company 401(k) Plan for Union Employees
                            (Full title of the plan)

                               Connie D. McDaniel
                         Vice President and Controller
                             The Coca-Cola Company
                              One Coca-Cola Plaza
                             Atlanta, Georgia 30313
                    (Name and address of agent for service)
                                With a copy to:
                              Carol Crofoot Hayes
        Assistant Vice President and Deputy Secretary for Board Affairs
                             The Coca-Cola Company
                              One Coca-Cola Plaza
                             Atlanta, Georgia 30313

                                 (404) 676-2121
         (Telephone number, including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

-------------------------------------------------------------------------------
                               Proposed             Proposed
Title of         Amount         maximum             maximum          Amount of
Securities to    to be       offering price        aggregate       registration
be registered  registered(1)  per unit (2)      offering price(2)     fee
-------------------------------------------------------------------------------
Common Stock,    15,000         $43.24             $648,600          $76.34
par value
$.25 per share
-------------------------------------------------------------------------------
(1) Pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plans described herein.
(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(h), on the basis of the average of the high and low sales prices per share of Common Stock of The Coca-Cola Company as reported on the New York Stock Exchange composite transactions reported in The Wall
                                                                    --------
     Street Journal on March 3, 2005.
     --------------

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3. Incorporation of Certain Documents by Reference.

     The following documents have been previously filed by The Coca-Cola Company (the "Company") with the Securities and Exchange Commission and are hereby incorporated by reference into this Registration Statement as of their respective dates:

          (a) Annual Report on Form 10-K for the year ended December 31, 2004;
     and

          (b) The description of the Company's Common Stock which is contained in its Registration Statement on Form 8-A filed under the Exchange Act, including all amendments and reports filed for the purpose of updating such description.


     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereunder have been sold or that deregisters all such securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of the filing of such documents.


Item 4. Description of Securities.

        Inapplicable.

Item 5. Interest of Named Experts and Counsel.

     1. The consolidated financial statements of the Company included in the Company's Annual Report (Form 10-K) for the year ended December 31, 2004 (including the schedule appearing therein), and the Company management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2004 included therein, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in its reports thereon included therein, and incorporated herein by reference. Such consolidated financial statements and management's assessment have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

     2. The legality of the shares of Common Stock offered hereby has been passed upon for the Company by Parth S. Munshi, Counsel, Transactions and Securities for the Company. As of March 10, 2005, Mr. Munshi beneficially owned 399 shares of Common Stock of the Company and, under stock option plans of the Company, holds options to purchase 21,448 shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

     Section 145 of the General Corporation Law of the State of Delaware empowers a Delaware corporation to indemnify present and former directors, officers, employees or agents for the corporation.

     1. Article Tenth of the Certificate of Incorporation of the Company provides:

          "A. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

          B. Any repeal or modification of Article Tenth, Paragraph A, by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification."

     2. Article Seventh of the By-Laws of the Company provides:

     Section 1.  Indemnification of Directors,  Officers,  Employees and Agents.
                 --------------------------------------------------------------
The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee, or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

     The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case,such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 2. Expenses. To the extent that a director, officer, employee or
                --------
agent of the Company has been successful on the merits or otherwise, in whole or in part, in defense of any action, suit or proceeding referred to in Section 1 or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith. The entitlement to expenses under this Section 2 shall include any expenses incurred by a director, officer, employee or agent of the Company in connection with any action, suit or proceeding brought by such director, officer, employee or agent to enforce a right to indemnification or payment of expenses under this Article. If successful in whole or in part in any such action, suit or proceeding, or in any action, suit or proceeding brought by the Company to recover a payment of expenses pursuant to the terms of an undertaking provided in accordance with Section 4, the director, officer, employee or agent also shall be entitled to be paid the expense of prosecuting or defending such action, suit or proceeding.

     Section 3. Procedure for Receiving Indemnification. To receive
                ---------------------------------------
indemnification under this By-Law, a director, officer, employee or agent of the Company shall submit to the Company a written request, including therein or therewith such documentation and information as is reasonably available to him and reasonably necessary to determine his entitlement to indemnification. Upon receipt by the Company of a written request for indemnification, a determination, if required by applicable law, with respect to a claimant's request shall be made: (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, even though less than a quorum; or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum; or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion; or (4) by the shareholders. The determination of a claimant's entitlement to indemnification shall be made within a reasonable time, and in any event within no more than 60 days, after receipt by the Company of a written request for indemnification together with the supporting documentation required by this Section. The burden of establishing that a claimant is not entitled to be indemnified under this Article or otherwise shall be on the Company.

     Section 4. Payment of Expenses.  Expenses  incurred in defending a civil or
                -------------------
criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding within 30 days after receipt by the Company of a statement requesting payment of such expenses. Such statement shall evidence the expenses incurred by the claimant and shall include an undertaking by or on behalf of the claimant to repay such expenses unless it shall ultimately be determined, by final judicial decision from which there is no further right to appeal, that he is not entitled to be indemnified by the Company as authorized by this Article. The burden of establishing that a claimant is not entitled to payment of expenses under this Article or otherwise shall be on the Company. Any such payment shall not be deemed to be a loan or extension or arrangement of credit by or on behalf of the Company.

     Section 5. Provisions Non-Exclusive; Survival of Rights. The
                --------------------------------------------
indemnification and payment of expenses provided by or granted pursuant to this Article shall not be deemed exclusive of any other rights to which those indemnified or those who receive payment of expenses may be entitled under any By-Law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     Section 6. Insurance. The Company shall have power to purchase and maintain
                ---------
insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article.

     Section 7. Authority to Enter into Indemnification Agreements. The Company
                --------------------------------------------------
shall have the power to enter into contracts with any director, officer, employee or agent of the Company in furtherance of the provisions of this Article to provide for the payment of such amounts as may be appropriate, in the discretion of the Board of Directors, to effect indemnification and payment of expenses as provided in this Article.

     Section 8. Effect of Amendment. Any amendment, repeal or modification of
                -------------------
this Article shall not adversely affect any right or protection existing at the time of such amendment, repeal or modification in respect of any act or omission occurring prior to such amendment, repeal or modification.

     Section 9. No Duplication of Payments. The Company's obligation, if any, to
                --------------------------
indemnify or pay expenses to any person under this Article shall be reduced to the extent such person has otherwise received payment (under any insurance policy, indemnity clause, bylaw, agreement, vote or otherwise).

Item 7. Exemptions from Registration Claimed.

       Inapplicable.

Item 8. Exhibits

5.1 Opinion of Parth S. Munshi, Counsel, Transactions and Securities for the Company, regarding the validity of the securities being registered

23.1 Consent of Parth S. Munshi, Counsel, Transactions and Securities for the Company (included as part of Exhibit 5.1)

23.2      Consent of Ernst & Young LLP

24.1      Powers of Attorney

Item 9. Undertakings

     (a) The Company hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

            provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to
            Section 13 or Section 15(d) of the Securities Exchange Act of 1934 ("Exchange Act") that are incorporated by reference in the Registration Statement.

     (2) That for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia on the 10th day of March, 2005.

                                                THE COCA-COLA COMPANY


                                                By:/s/ Gary P. Fayard
                                                   -----------------------
                                                   Gary P. Fayard
                                                   Executive Vice President
                                                   and Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of the 10th day of March, 2005:




                                           -----------*------------------
                                            E. Neville Isdell
                                            Chairman, Board of Directors, Chief
                                            Executive Officer and a Director
                                            (Principal Executive Officer)


                                            /s/ Gary P. Fayard
                                            ------------------------------
                                            Gary P. Fayard
                                            Executive Vice President and Chief
                                            Financial Officer
                                            (Principal Financial Officer)


                                            -----------*------------------
                                            Connie D. McDaniel
                                            Vice President and Controller
                                            (Principal Accounting Officer)



 * By:   /s/ Carol Crofoot Hayes
         -----------------------
         Carol Crofoot Hayes
         Attorney-in-Fact

Directors:


-------*--------                                       --------*----------
Herbert A. Allen                                        Donald F. McHenry


 -------*--------                                       --------*----------
Ronald W. Allen                                         Robert L. Nardelli


 -------*--------                                       --------*----------
Cathleen P. Black                                       Sam Nunn


-------*--------                                        --------*----------
Warren E. Buffett                                       J. Pedro Reinhard


 -------*--------                                       --------*----------
Barry Diller                                            James D. Robinson III

-------*--------                                        --------*----------
Donald R. Keough                                        Peter V. Ueberroth

-------*--------                                        --------*----------
Maria Elena Lagomasino                                  James B. Williams






* By: /s/ Carol Crofoot Hayes
      ------------------------
      Carol Crofoot Hayes
      Attorney-in-Fact


Date: March 10, 2005

                               INDEX TO EXHIBITS
                               -----------------


Exhibit
  No.                           Exhibit
------    ---------------------------------------------------------------------
5.1 Opinion of Parth S. Munshi, Counsel, Transactions and Securities for the Company, regarding the validity of the securities being registered

23.1 Consent of Parth S. Munshi, Counsel, Transactions and Securities for the Company (included as part of Exhibit 5.1)

23.2      Consent of Ernst & Young LLP

24.1      Powers of Attorney